Exhibit 99.1

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
441-296-4004
www.assuredguaranty.com

Press Release

Donald H. Layton Nominated to Stand for Election to

Assured Guaranty Ltd. Board of Directors

Hamilton, Bermuda, February 2, 2006 — Assured Guaranty Ltd. (NYSE: AGO) announced today that Donald H. Layton has been nominated to stand for election to the Company’s Board of Directors at Company’s annual shareholder meeting on May 5, 2006.  Mr. Layton’s election would increase the Company’s number of directors to ten.  Mr. Layton is expected to serve on the Company’s Audit Committee and its Risk Oversight Committee.

Walter Scott, Chairman of Assured Guaranty Ltd., commented, “If elected, Don Layton will be a valuable addition to our Company’s Board of Directors.  His experience in the financial services markets would assist Assured Guaranty’s management team in continuing the Company’s development as a leading financial guaranty enterprise.”

Mr. Layton recently retired from J.P. Morgan Chase & Co., having served as Vice Chairman and a member of its three-person Office of the Chairman, the top executive body of the company.  At the time of his retirement, he was responsible for approximately half of the firm, including all Chase-branded activities, such as the consumer, small business and middle market businesses, as well as the wholesale operating services business and oversight of all technology activities.  Together, these units generated over $18 billion of revenue and were comprised of over 60,000 employees.  Mr. Layton began his career in 1975 at Manufacturers Hanover Trust, a predecessor firm to J.P. Morgan Chase & Co.

Mr. Layton is a member of the Federal Reserve Bank of New York’s International Capital Markets Advisory Committee and the Massachusetts Institute of Technology Visiting Committee for Economics.  He also serves on the Boards of the Partnership for the Homeless, the International Executive Service Corps and the Foreign Policy Association.

Assured Guaranty Ltd. is a Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Contact Information:

Sabra Purtill

Managing Director, Investor Relations and Strategic Planning

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Assistant Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com